UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 25, 2016

American Realty Capital Hospitality Trust, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-55394	80-0943668
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation or organization)		Identification No.)

405 Park Avenue, 14th Floor

New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

Registrant’s telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On January 25, 2016, American Realty Capital Hospitality Trust, Inc. (the “Company”) and certain affiliates of Noble Investment Group, LLC (collectively, the “Sellers”) agreed to terminate each of the nine Hotel Purchase and Sale Agreements and the related side letter, dated as of June 15, 2015 (collectively, as amended, the “Purchase Agreements”), among the Company and the Sellers pursuant to which the Company had the right to acquire a fee simple interest in nine hotels (collectively, the “Remaining Noble Portfolio”) for approximately $192.4 million aggregate cash purchase price at two separate closings that had been scheduled to occur on February 29, 2016 and March 31, 2016, respectively. The hotels in the Remaining Noble Portfolio were part of a portfolio of 13 hotels the Company had the right to acquire from the Sellers in four separate closings, the first two of which occurred with respect to two hotels each on November 2, 2015 and December 2, 2015. As a result of this termination, the Company forfeited the $22.0 million non-refundable earnest money deposit made under the Purchase Agreements with respect to the Remaining Noble Portfolio, and the parties were released from all further obligations under the Purchase Agreements (including the Company’s obligation to make an additional $5.0 million deposit by January 25, 2016), except those which expressly survive the termination of the Purchase Agreements pursuant to its terms.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

Date: January 29, 2016	By:	/s/ Jonathan P. Mehlman
	Name:	Jonathan P. Mehlman
	Title:	Chief Executive Officer and President